Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Terry Huch Senior Director, Investor Relations & Corporate Communications
847-405-2515 — thuch@cfindustries.com

CF Industries Holdings, Inc. Reports Second Quarter 2010 Results

Strong Fall Volume and Price Outlook

Terra Integration on Track and Delivering Benefits

DEERFIELD, IL—Aug. 5, 2010—CF Industries Holdings, Inc. (NYSE: CF):

Second Quarter Highlights

•                  Net earnings attributable to common stockholders were $105.1 million, or $1.54 per diluted share, down from earnings of $213.0 million, or $4.33 per diluted share, in the 2009 second quarter.

•                  Second quarter results included $113.7 million of business combination and integration costs, a $15.1 million non-cash mark-to-market gain on natural gas derivatives and $1.9 million of Perú project development costs.

•                  Net sales were $1.3 billion, up 32 percent from $991.0 million in the 2009 second quarter.

•                  Nitrogen segment volume was 109 percent higher than year ago reflecting the Terra acquisition, higher corn plantings and favorable conditions for ammonia application.  DAP/MAP volume fell 19 percent relative to 2009 level that included unusually high exports.

Outlook and Update

•                  Outlook is favorable for fall volume in North America due to likely early harvest and strong projected 2011 plantings.

•                  Pricing momentum is positive for all products.

•                  Integration of CF Industries and Terra generating expected cost synergies; additional opportunities identified to optimize business mix.

•                  Company using available free cash flow to pay down bank debt.

CF Industries Holdings, Inc. today reported second quarter 2010 net earnings attributable to common stockholders of $105.1 million, or $1.54 per diluted share, compared to earnings of $213.0 million, or $4.33 per diluted share, in the second quarter of 2009.  Second quarter results included $113.7 million of business combination and integration costs, a $15.1 million non-cash mark-to-market gain on natural gas derivatives and $1.9 million of Perú project development costs.  These items reduced/(increased) after-tax earnings per diluted share by $1.08, $(0.14) and $0.03, respectively.

The carrying value of Terra’s property, plant and equipment, as well as other assets, has been increased to market value in accordance with purchase accounting rules.  The resulting increase in depreciation and amortization is not included in the business combination and integration costs referenced above.

Net sales were $1.3 billion, up 32 percent from $991.0 million in the same period last year, due to inclusion of Terra net sales of $526.3 million, higher average phosphate selling prices and nitrogen volumes, offset partially by lower average nitrogen selling prices and phosphate volumes.  Year-ago sales and all other 2009 volume and financial data in this release are presented on a pre-acquisition basis, as reported in the prior periods.  Reflecting this basis, total sales volume increased from 2.6 million tons in the 2009 second quarter to 4.4 million tons in 2010, more than explained by the inclusion of 2.0 million tons of Terra sales volume.  Ammonia and urea ammonium nitrate solution (UAN) sales volumes increased 147 and 140 percent, respectively, over the year-earlier period, while sales of urea, which comprised a smaller portion of Terra’s sales, increased 19 percent.

“Nitrogen volumes in the second quarter benefited from market conditions and our operating decisions, in addition to the increased scale of the new CF Industries,” said Stephen R. Wilson, chairman and chief executive officer, CF Holdings, Inc. “We are very enthusiastic about the profile of the combined company and what we can accomplish with our expanded production and distribution network.”

An early thaw in the Corn Belt led to the highest direct-application ammonia volume of any spring since 1994 and to record low Midwest inventories of ammonia.  While these conditions were a boon for producers that held high inventories of ammonia at the start of the quarter, they shifted demand away from urea and UAN, exacerbating pressure on those products, which had suffered from weak first quarter demand due to wet weather in the southern plains.  Downstream buyers were unwilling to take large urea and UAN positions, and business was transacted increasingly in smaller lots closer to the farm.

While these factors were playing out in North America, international markets were softening due to weather-limited application seasons in China and Europe, deferred buying in India and high producer operating rates.  Some of these factors reversed themselves in June and July, leading to price increases for urea and UAN, but the net effect on the second quarter was to lower prices for these products.

Sales volume of diammonium phosphate (DAP) and monoammonium phosphate (MAP) declined 19 percent compared to the second quarter of 2009 when abnormally high volume resulted from very high carryover inventory.  Phosphate pricing was strong through the 2010 spring season due to robust demand in the export market and a rebound in domestic shipments.  Long-term Indian contracts underpinned the world market by removing a substantial portion of export supply, with spot demand from Asia, Europe and Latin America absorbing remaining supplies.

First Half Results

In the first six months of 2010, earnings attributable to common stockholders totaled $100.7 million, or $1.71 per diluted share, compared to $275.7 million, or $5.61 per diluted share, in the same period of 2009.   First half results included $249.8 million of business combination costs, a $28.3 million gain on the sale of Terra stock in the first quarter, $3.9 million of non-cash mark-to-market gains on natural gas derivatives and $4.6 million of Perú project development costs.

Net sales for the first six months of 2010 totaled $1.8 billion, up 8 percent from $1.7 billion in the same period of 2009. The increase resulted primarily from the inclusion of Terra net sales of $526.3 million and higher nitrogen volumes, mostly offset by lower nitrogen prices and lower phosphate volumes.

Nitrogen Segment

Entering the second quarter, CF Industries expected 2.4 million tons of ammonia to be sold for agricultural use in the U.S.  Because of ideal conditions for ammonia application throughout much of the Corn Belt, the company now estimates that 3.0 million tons of agricultural ammonia were applied in the quarter.  As a result, nitrogen application for the fertilizer year ended June 2010 is estimated to have totaled 12.8 million nutrient tons, compared to an expectation of 12.4 million tons.

CF Industries delivered 1.2 million tons of ammonia in the quarter at an average price of $380 per ton, compared to 481,000 tons at an average price of $696 in the second quarter of 2009.  Although the very strong ammonia season came at a time when Midwest storage capacity was full, close coordination among functional areas was required to deliver such large amounts in a timely fashion.  The company’s ammonia terminals implemented 24-hour/7-day operations for extended periods, while supply and logistics personnel used all available transportation modes to resupply them.  One terminal set a single-day delivery record, only to set new records on each of the subsequent three days.  Average realized ammonia prices in the second quarter of 2010 were lower than spot prices because of sales booked in the first quarter.

Urea imports, which had been considerably below the five-year average for the fertilizer year through March, caught up to average levels by the end of the quarter.

However, strong demand late in the quarter, particularly for rice application, left quarter-end inventories below the five-year average.  CF Industries had urea sales volume of 851,000 tons at an average price of $292 in the second quarter, compared to 714,000 tons at an average price of $295 in the 2009 second quarter.  In contrast to average ammonia prices, average realized urea prices in the second quarter of 2010 benefited from sales booked in the first quarter.

Strong ammonia movement diminished urea and UAN demand early in the quarter at a time when global prices for those products were falling.  Buyers took smaller UAN positions mostly in local markets rather than large positions in the barge market, which shifted demand close to the company’s inland plant network.  The company responded by switching some orders to Donaldsonville for customers distant from the inland plants, avoiding local product shortages and garnering transportation savings.  UAN sales volume of 1.6 million tons was sold at an average price of $220 per ton, compared to volume of 651,000 tons at an average price of $316 a year ago.

In the second quarter, ammonium nitrate (AN) sales volume of 263,000 tons was sold at an average price of $213.  There were no AN sales in prior periods as all of the company’s AN capacity was acquired in the Terra transaction.

Nitrogen net sales totaled $1.1 billion, up 49 percent from $755.0 million in the 2009 second quarter, due primarily to inclusion of Terra sales of $526.3 million.  Sales volume for the 2010 second quarter was 3.9 million tons, compared to 1.9 million tons in the year-ago quarter, with the increase largely explained by the inclusion of 2.0 million tons supplied from former Terra locations.

Gross margin for the nitrogen segment was $367.5 million, 9 percent lower than the $403.2 million for the 2009 second quarter. The decrease was due primarily to lower product prices, largely offset by a $140.0 million benefit from the Terra acquisition.  Gross margin as a percent of sales, including the effect of the segment’s mark-to-market adjustments on derivatives, was 33 percent, down from 53 percent in the year-earlier quarter when forward sales booked during peak commodity conditions in 2008 lifted results.

CF Industries’ nitrogen facilities operated at 97 percent of capacity in the 2010 second quarter.  UAN operating rates were lower than the other products as the company shifted production mix toward urea due to market conditions.

Phosphate Segment

The phosphate segment experienced firm pricing and attractive margins throughout the second quarter.   Domestic shipments of DAP and MAP were 4 percent higher in the 2010 second quarter than in the 2009 second quarter. Exports declined 33 percent year-over-year as the company concentrated on the recovering domestic market. Export volume in the second quarter of 2009 was abnormally high, reflecting a large accumulation of inventory in the prior quarter which the company reduced through aggressive exports.

The phosphate segment’s second quarter net sales were $185.1 million, a 22 percent decrease from second quarter 2009 levels on 32 percent lower sales volumes. Revenues from DAP and MAP sales were up 5 percent year-over-year, despite 19 percent lower total volume.  Segment revenues were lower due to the absence of sales of potash purchased for resale.

Average selling prices for phosphate products were significantly higher than in the 2009 second quarter.  For DAP, the average price was $400 per ton, 32 percent higher than the prior-year average price of $304.  For MAP, the average selling price was $414 per ton, 20 percent higher than the second quarter 2009 average price of $346.

Gross margin for the segment was $29.3 million, up from $23.8 million in the 2009 second quarter, which included a $9.2 million loss on potash purchased for resale.  Gross margin percentage was 15.8 percent of sales, compared to 10.1 percent of sales in the year-earlier period (18.6 percent excluding potash purchased for resale).

CF Industries’ Plant City, Florida Phosphate Complex operated at 87 percent of capacity during the 2010 second quarter.

Safety Performance

The company’s Plant City, Florida Phosphate complex experienced a lost-time accident (LTA) during the 2010 second quarter.

During the second quarter, the Medicine Hat, Alberta nitrogen complex achieved five years without an LTA.  CF Industries’ Palmyra, Missouri distribution terminal recently became the company’s sixth location to celebrate 15,000 days (over 41 years) without incurring an LTA, and its Fremont, Nebraska distribution terminal celebrated 10,000 days without an LTA.

Other Developments

Terra Acquisition and Integration

On April 15, 2010, CF Industries completed the final steps in its acquisition of Terra Industries Inc.  CF Industries is now the world’s second-largest nitrogen products manufacturer and the third-largest phosphate producer among publicly traded companies.  The combination creates a larger strategic platform and expands access to capital markets, which can be utilized to support future growth.  The combination benefits customers by increasing efficiency.

To date, the teams charged with integrating CF Industries and Terra have succeeded in identifying expected annual synergies in excess of the targeted range of $105 million to $135 million.  As further progress is made in improving and harmonizing processes, optimization of the combined business is expected to result in additional profit improvements.  The integration assistance provided by Bain & Company is expected to conclude shortly.

Said Wilson, “We have identified and confirmed all of the synergy value we targeted in the initial wave of integration.  As we implement a new organization structure that leverages the strengths of the two legacy companies, we expect to achieve additional business improvements by optimizing a larger network of production, transportation, distribution and sales activities. Our integration teams have been very effective in identifying and pursuing opportunities and have done so with little or no impact on customer service.”

The integration already has strengthened the company’s capabilities on many fronts.  The sales and marketing organization now has insight deeper into the value chain through its regional sales force and better access to all selling channels.  These enhancements are expected to result in improved business mix, greater flexibility in logistics and inventory management and more data-driven decision making.

Purchase Accounting

CF Industries has completed the preliminary purchase accounting analysis for the Terra acquisition.  Accordingly, the fixed assets at legacy Terra’s six plant locations in North America have been adjusted to their fair market values, the total of which is estimated to be approximately $2.6 billion greater than the previous total book value.  This and other adjustments to asset values increased depreciation and amortization by $40.0 million in the quarter.

Perú Nitrogen Complex

Work on CF Industries’ proposed nitrogen complex in Perú continues.  Any significant future investment depends upon progress in developing local infrastructure and other factors.

Expanded Board of Directors

On June 9, the board of directors elected Stephen J. Hagge a director until the 2013 annual meeting of shareholders and has appointed him to the audit and compensation committees.  His election increases membership of the board of directors to nine.

Liquidity and Financial Position

At June 30, 2010, CF Industries’ cash, cash equivalents and short-term investments totaled $601.4 million.  In addition, the company held investments in illiquid auction rate securities at June 30, 2010 that were valued at $125.3 million.

During the quarter, CF Industries financed the Terra acquisition with cash on hand and $3.75 billion in bridge and term loan financing, of which approximately $3.6 billion was drawn.  Subsequently, the company completed a public offering of common stock on April 21 and a public offering of senior unsecured notes on April 23.  The net proceeds of approximately $2.7 billion from these offerings were used to repay the bridge loan and a portion of the term loans.  Later in the quarter, the company retired approximately $600 million face amount of notes that had been issued by Terra prior to the acquisition.  At the end of the quarter, the company had outstanding debt of $2.6 billion, comprising primarily $1.6 billion in senior notes and a $1.0 billion term loan.

CF Industries intends to use free cash flow to pay down the term loan.  The company is committed to maintaining a strong, flexible balance sheet through deleveraging, targeting net debt in the range of 1.0 to 1.5 times EBITDA.

Dividend Payment

On July 21, 2010, CF Industries’ board of directors declared the regular quarterly dividend of $0.10 per common share. The dividend will be paid on August 31, 2010 to stockholders of record on August 13, 2010.

Outlook

The outlook for nitrogen and phosphate fertilizers is favorable.  Weather permitting, the fall fertilizer season is expected to be strong due to an early harvest, anticipation of another large corn planting in 2011 and increasing application rates.  Producer and customer inventories are generally low, and near-term demand from Latin America, India and other markets in Asia should continue to provide support to the market.

The very strong spring ammonia application decreased demand for UAN, pressuring prices during the second quarter.  However, due to low levels of imports, producer inventory of UAN finished the quarter 12 percent below the five-year average, and downstream inventories also were below normal.  CF Industries reduced UAN inventory by exporting 35,000 tons of product during June. Arrangements have been made for additional exports to four countries in the third quarter.  In July, UAN prices moved up strongly.  Summer fill programs, typically introduced in May, were launched in July in the face of strong, pent-up demand.

“We were patient through a challenging UAN market in the second quarter, and were rewarded for our patience in July,” indicated Wilson.  “At this point, we expect upward momentum in nitrogen to be sustained by the combination of low inventories, seasonal supply outages, solid demand, both domestically and internationally, and favorable relationships between natural gas prices in North American and other world markets.”

Conditions in the phosphate market also are favorable for the second half of 2010.  CF Industries continues to maintain very low inventories, matching low levels observed in markets worldwide.  India continues to require large phosphate volumes, restocking demand is emerging in South America and demand drivers in Europe and North America are positive.

The company recently concluded negotiations for third quarter 2010 sulfur purchases at $95 per tonne, down from $145 per ton in the second quarter.

Natural gas prices rose in June as weather forecasts called for high cooling demand and a potentially active hurricane season.  The company purchased call options for August through October to cap prices of approximately half of its required natural gas, protecting against hurricane-related spikes without taking away the opportunity to benefit from lower prices.

Conference Call

CF Industries will hold a conference call to discuss these second quarter and year-to-date results at 10:00 ET on Friday, August 6, 2010.  Investors can access the call and find dial-in information on the Investor Relations section of the company’s Web site at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, is the holding company for the operations of CF Industries, Inc. CF Industries is a global leader in nitrogen and phosphate fertilizer manufacturing and distribution, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen fertilizer manufacturing complexes in the central United States and Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a fertilizer manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global fertilizer trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s website at

www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that certain non-GAAP financial measures provide additional meaningful information regarding the company’s performance, liquidity, financial strength, and capital structure. The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the non-GAAP financial measures included in this financial results release may not be comparable to similarly titled measures of other companies. Reconciliations of the non-GAAP financial measures to GAAP are provided in tables accompanying this release.

Safe Harbor Statement

Certain statements contained in this communication may constitute “forward-looking statements.” All statements in this communication, other than those relating to historical information or current condition, are forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Important factors that could cause actual results to differ materially from our expectations include, among others:  our ability to integrate the businesses of CF Industries and Terra promptly and effectively and to achieve the cost savings and synergies we anticipate from the

Terra acquisition within the expected time frame or at all;  the potential for disruption from the Terra acquisition to make it more difficult for us to maintain relationships with customers, employees or suppliers; the volatile cost of natural gas in the areas where our production facilities are principally located; the cyclical nature of our business and the agricultural sector; the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; weather conditions; our inability to accurately predict seasonal demand for our products; the concentration of our sales with certain large customers; the impact of changing market conditions on our FPP; risks involving derivatives and the effectiveness of our risk measurement and hedging activities; the reliance of our operations on a limited number of key facilities and the significant risks and hazards against which we may not be fully insured; reliance on third party transportation providers; risks associated with joint ventures;  risks associated with expansion of our business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements; future regulatory restrictions and requirements related to GHG emissions, climate change or other environmental requirements; acts of terrorism and regulations to combat terrorism; difficulties in securing the supply and delivery of raw materials we use and increases in their costs;  risks associated with international operations; losses on our investments in securities; deterioration of global market and economic conditions; our substantial indebtedness and the limitations on our operations imposed by the terms of our indebtedness; our ability to comply with the covenants under our indebtedness and to make payments under such indebtedness when due; potential inability to refinance our indebtedness in connection with any change of control affecting us; and loss of key members of management and professional staff. Forward-looking statements are given only as of the date of this release and we disclaim any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

# # #

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RESULTS OF OPERATIONS

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
	(in millions, except per share amounts)
Net sales	$1,307.9	$991.0	$1,810.3	$1,671.6
Cost of sales	911.1	564.0	1,284.5	1,082.3
Gross margin	396.8	427.0	525.8	589.3
Selling, general and administrative	28.3	16.5	44.5	31.9
Restructuring and integration costs	9.3	—	9.3	—
Equity in earnings of operating affiliates	(1.5)	—	(1.5)	—
Other operating - net	10.3	15.3	149.6	38.5
Operating earnings	350.4	395.2	323.9	518.9
Interest expense (income) - net	111.5	(0.4)	111.6	(1.3)
Loss on extinguishment of debt	17.0	—	17.0	—
Other non-operating - net	0.2	(0.1)	(28.1)	(0.4)
Earnings before income taxes and equity in earnings (loss) of non-operating affiliates	221.7	395.7	223.4	520.6
Income tax provision	89.9	146.8	85.5	188.0
Equity in earnings (loss) of non-operating affiliates - net of taxes	4.8	(0.7)	4.9	(1.4)
Net earnings	136.6	248.2	142.8	331.2
Less: Net earnings attributable to noncontrolling interest	31.5	35.2	42.1	55.5
Net earnings attributable to common stockholders	$105.1	$213.0	$100.7	$275.7

Net earnings per share attributable to common stockholders
Basic	$1.56	$4.40	$1.73	$5.69
Diluted	$1.54	$4.33	$1.71	$5.61

Weighted average common shares outstanding
Basic	67.4	48.4	58.1	48.4
Diluted	68.2	49.2	58.8	49.2

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARIZED BALANCE SHEETS

	June 30,	December 31,	June 30,
	2010	2009	2009
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$601.4	$697.1	$816.1
Short-term investments	—	185.0	105.1
Accounts receivable	347.4	167.4	137.9
Inventories - net	287.3	207.8	213.9
Prepaid income taxes	7.6	14.7	—
Other	23.7	11.1	11.4
Total current assets	1,267.4	1,283.1	1,284.4
Property, plant and equipment - net	3,907.6	793.8	738.5
Asset retirement obligation escrow account	40.2	36.5	36.5
Investments in and advances to unconsolidated affiliates	939.4	45.6	43.4
Investments in auction rate securities	125.3	133.9	136.6
Investment in marketable equity securities	—	160.2	—
Goodwill	2,096.4	0.9	0.9
Other assets	219.0	40.9	39.1
Total assets	$8,595.3	$2,494.9	$2,279.4

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$331.6	$172.5	$175.6
Income taxes payable	29.3	—	23.1
Customer advances	10.8	159.5	70.9
Notes payable	—	—	4.2
Deferred income taxes	88.5	52.6	31.4
Distributions payable to noncontrolling interest	91.1	92.1	—
Current portion of long-term debt	18.6	—	—
Other	10.7	3.1	4.3
Total current liabilities	580.6	479.8	309.5
Notes payable	4.6	4.7	—
Long-term debt	2,578.0	—	—
Deferred income taxes	935.3	68.3	77.7
Other noncurrent liabilities	301.7	197.2	202.5
Equity
Stockholders’ equity	3,771.0	1,728.9	1,618.3
Noncontrolling interest	424.1	16.0	71.4
Total equity	4,195.1	1,744.9	1,689.7
Total liabilities and equity	$8,595.3	$2,494.9	$2,279.4

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
	(in millions)
Operating Activities:
Net earnings	$136.6	$248.2	$142.8	$331.2
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	149.8	24.4	178.1	46.3
Deferred income (benefit) taxes	(6.4)	40.3	(6.3)	45.6
Stock compensation expense	2.0	1.5	3.8	3.0
Excess tax benefit from stock-based compensation	(0.2)	(0.8)	(0.6)	(0.9)
Unrealized gain on derivatives	(18.2)	(34.3)	(7.0)	(82.9)
Inventory valuation allowance	—	(26.0)	—	(32.0)
Loss on extinguishment of debt	17.0	—	17.0	—
Gain on sale of marketable equity securities	—	—	(28.3)	—
Loss (gain) on disposal of property, plant and equipment	(0.7)	(0.9)	(0.1)	0.8
Undistributed (earnings) loss of affiliates - net	(9.4)	0.7	(9.5)	1.4
Changes in (net of effects of acquistion):
Accounts receivable	(18.5)	54.2	(44.9)	40.4
Inventories	179.5	273.1	100.7	407.1
Accrued income taxes	(18.5)	7.7	(26.4)	36.5
Accounts payable and accrued expenses	(32.7)	(17.1)	(24.8)	(32.3)
Customer advances - net	(378.4)	(363.7)	(255.4)	(276.9)
Other - net	(3.4)	(12.4)	6.9	(0.1)
Net cash provided by (used in) operating activities	(1.5)	194.9	46.0	487.2
Investing Activities:
Additions to property, plant and equipment	(75.3)	(55.0)	(104.3)	(126.9)
Proceeds from the sale of property, plant and equipment	3.6	2.5	9.6	5.3
Purchases of short-term securities	(0.1)	(69.8)	(25.5)	(105.0)
Sales and maturities of short-term and auction rate securities	31.7	49.2	218.7	52.4
Sale of marketable equity securities	—	—	167.1	—
Deposit to asset retirement obligation escrow account	—	—	(3.7)	(7.5)
Purchase of Terra Industries Inc. - net of cash acquired	(3,177.8)	—	(3,177.8)	—
Other - net	30.0	—	30.2	—
Net cash used in investing activities	(3,187.9)	(73.1)	(2,885.7)	(181.7)
Financing Activities:
Proceeds from long-term borrowings	5,197.2	—	5,197.2	—
Payments of long-term debt	(3,358.7)	—	(3,358.7)	—
Financing fees	(175.7)	—	(207.8)	—
Dividends paid on common stock	(27.2)	(4.8)	(32.0)	(9.6)
Distributions to noncontrolling interests	(5.8)	(112.3)	(5.8)	(112.3)
Issuance of common stock	1,150.0	—	1,150.0	—
Issuances of common stock under employee stock plans	0.2	0.9	0.5	1.1
Excess tax benefit from stock-based compensation	0.2	0.8	0.6	0.9
Net cash provided by (used in) financing activities	2,780.2	(115.4)	2,744.0	(119.9)
Effect of exchange rate changes on cash and cash equivalents	0.1	5.9	—	5.5
Increase (decrease) in cash and cash equivalents	(409.1)	12.3	(95.7)	191.1
Cash and cash equivalents at beginning of period	1,010.5	803.8	697.1	625.0
Cash and cash equivalents at end of period	$601.4	$816.1	$601.4	$816.1

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NITROGEN SEGMENT DATA

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
	(in millions, except as noted)
Net sales	$1,122.8	$755.0	$1,449.8	$1,211.2
Cost of sales	755.3	351.8	985.0	638.6
Gross margin	$367.5	$403.2	$464.8	$572.6

Gross margin percentage	32.7%	53.4%	32.1%	47.3%

Tons of product sold (in thousands)	3,932	1,878	5,130	3,143

Sales volumes by product (tons in thousands)
Ammonia	1,190	481	1,379	614
Urea	851	714	1,449	1,447
UAN	1,562	651	1,966	1,048
AN	263	—	263	—
Other nitrogen products	66	32	73	34

Average selling prices (dollars per ton)
Ammonia	$380	$696	$372	$660
Urea	292	295	298	331
UAN	220	316	217	309
AN	213	—	213	—

Cost of natural gas (dollars per MMBtu) (1)	$4.42	$4.75	$4.66	$5.94

Average daily market price of natural gas (dollars per MMBtu)
Henry Hub	$3.99	$3.69	$4.86	$4.14

Depreciation and amortization	$72.6	$15.3	$88.2	$28.3
Capital expenditures	$60.5	$31.5	$77.0	$87.2

Production volume by product (tons in thousands)
Ammonia (2)	1,717	799	2,588	1,476
Granular urea	639	609	1,242	1,222
UAN (32%)	1,320	520	1,865	945
AN	274	—	274	—

(1)	Includes gas purchases and realized gains and losses on gas derivatives.
(2)	Gross ammonia production including amounts subsequently upgraded on-site into urea and/or UAN.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

PHOSPHATE SEGMENT DATA

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
	(in millions, except as noted)
Net sales	$185.1	$236.0	$360.5	$460.4
Cost of sales	155.8	212.2	299.5	443.7
Gross margin	$29.3	$23.8	$61.0	$16.7

Gross margin percentage	15.8%	10.1%	16.9%	3.6%

Gross margin by product
DAP/MAP	$29.3	$33.0	$61.0	$51.5
Potash	—	(9.2)	—	(34.8)

Gross margin percentage by product
DAP/MAP	15.8%	18.6%	16.9%	12.8%
Potash	—	(15.6)%	—	(58.6)%

Tons of product sold (in thousands)	459	674	939	1,201

Sales volumes by product (tons in thousands)
DAP	355	469	729	914
MAP	104	99	210	181
Potash	—	106	—	106

Domestic vs. export sales (tons in thousands)
Domestic	217	315	606	655
Export	242	359	333	546

Average selling prices (dollars per ton)
DAP	$400	$304	$380	$359
MAP	414	346	396	400
Potash	—	558	—	560

Depreciation, depletion, and amortization	$12.6	$8.6	$24.7	$16.9
Capital expenditures	$14.4	$23.7	$26.8	$39.5

Production volume by product (tons in thousands)

Hardee Phosphate Rock Mine
Phosphate rock	877	786	1,598	1,354

Plant City Phosphate Fertilizer Complex
Sulfuric Acid	619	592	1,196	1,081
Phosphoric acid as P2O5 (1)	230	251	451	448
DAP/MAP	454	503	892	893

(1)      P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
	(in millions)

Net earnings attributable to common stockholders	$105.1	$213.0	$100.7	$275.7
Interest expense (income) - net	111.5	(0.4)	111.6	(1.3)
Income taxes	89.9	146.8	85.4	188.0
Depreciation, depletion and amortization	149.8	24.4	178.1	46.3
Less: Loan fee amortization	(64.2)	(0.1)	(64.3)	(0.2)
EBITDA	$392.1	$383.7	$411.5	$508.5

EBITDA is defined as net earnings attributable to common stockholders plus interest income—net, income taxes, and depreciation, depletion and amortization.  Loan fee amortization is subtracted in the calculation of EBITDA to adjust for amounts included in both interest and amortization. We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Net earnings and EBITDA for the three and six months ended June 30, 2010 include $9.0 million and $145.1 million, respectively, of business combinations costs which includes a $123 million merger termination fee paid to Yara International ASA on behalf of Terra in the first quarter of 2010; $9.3 million of restructuring and integration costs, a $19.4 million inventory revaluation adjustment charged to cost of sales upon the sale of Terra’s product inventory that was revalued to fair value in purchase accounting; and a $17.0 million loss on extinguishment of acquired debt.

Net earnings and EBITDA for the three and six months ended June 30, 2010 include Peru project development costs of $1.9 million and $4.6 million, respectively, and mark-to-market gains on derivatives of $15.1 million and $3.9 million, respectively.

Net earnings, interest expense (income) - net, and depreciation, depletion and amortization for the three and six months ended June 30, 2010 include $59.0 million of accelerated amortization of deferred loan fees in the second quarter of 2010 related to repayments of certain Terra acquisition financing.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NON-GAAP DISCLOSURE ITEMS

Reconciliation of debt to net debt (net cash):

	June 30,	December 31,	June 30,
	2010	2009	2009
	(in millions)
Total debt	$2,601.2	$4.7	$4.2
Less: cash, cash equivalents and short-term investments	601.4	882.1	921.2
Plus: customer advances	10.8	159.5	70.9
Net debt (net cash)	$2,010.6	$(717.9)	$(846.1)

Net debt (net cash) is defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances.  We include customer advances in this calculation to reflect the liability associated with our obligations to supply fertilizer in the future, which offsets cash received in the form of customer advances.  Net debt (net cash) does not include distributions of earnings payable to noncontrolling interest holders.  We use net debt (net cash) in the evaluation of our capital structure.